Calculation of Filing Fee Tables
S-8
Altimmune, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common stock, $0.0001 par value per share	Other	4,969,458	$ 5.51	$ 27,381,713.58	0.0001381	$ 3,781.41
Total Offering Amounts:						$ 27,381,713.58		$ 3,781.41
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,781.41
Offering Note
[1]	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover any additional shares of the Registrant's common stock, par value $0.0001 per share (the "Common Stock") which become issuable under the Altimmune, Inc. 2017 Omnibus Incentive Plan, as amended (the "2017 Plan") by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock. Pursuant to Rule 416(c) under the Securities Act, this registration statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the 2017 Plan. Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) of the Securities Act, and based on the average of the high and low sales prices of the Common Stock, as quoted on The Nasdaq Global Market, on February 2, 2026, which is a date within five business days prior to the filing of this registration statement. Represents automatic increases to the number of shares available for issuance under the 2017 Plan in accordance with the automatic annual increase provision of the 2017 Plan. Pursuant to the provision contained in the 2017 Plan, the number of shares of Common Stock reserved and available for issuance under the 2017 Plan is subject to an automatic annual increase on each January 1, beginning in 2019 and ending on and including January 1, 2027, by an amount equal to the lesser of: (i) four (4) percent (4%) of the total number of shares of Common Stock outstanding on a fully diluted basis as of December 31 of the immediately preceding calendar year, and (ii) such number of shares of Common Stock, if any, determined by the Board of Directors of the Registrant. Accordingly, on January 1, 2026, the number of shares of Common Stock reserved and available for issuance under the 2017 Plan increased by 4,969,458.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
		Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Fee Offset Sources	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A